Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On October 14, 2022 (the “Closing Date”), Nikola Corporation, a Delaware corporation (“Nikola”), completed the previously announced acquisition of Romeo Power, Inc., a Delaware corporation (“Romeo”), pursuant to the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of July 30, 2022, by and among Nikola, Romeo, and J Purchaser Corp., a Delaware corporation and a wholly owned subsidiary of Nikola (the “Purchaser”).

The merger is accounted for using the acquisition method of accounting for business combinations under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations, with Nikola representing the accounting acquirer under this guidance. The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X.

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 and the year ended December 31, 2021 provide pro forma effect to the merger as if it had occurred on January 1, 2021. A pro forma condensed combined balance sheet is not required as the acquisition has already been reflected in the historical balance sheet as of December 31, 2022 included in Nikola’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2023.

The unaudited pro forma condensed combined financial information is based on, and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•	the audited historical financial statements of each of Nikola and Romeo as of and for the year ended December 31, 2021 and for Nikola as of and for the year ended December 31, 2022; and

•	the related notes thereto.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the combined results of operations would have been had the merger occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future results of operations of the combined companies. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. The unaudited pro forma condensed combined financial statements should be read in conjunction with the section titled “Notes To Unaudited Pro Forma Condensed Combined Financial Statements”.

The purchase price of the merger will be allocated to the assets acquired and liabilities assumed based upon their fair values as of the Closing Date; any excess value of the estimated consideration over the acquired net assets will be recognized as goodwill.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

(In thousands, except share and per share data)

	Historical		Transaction Accounting Adjustments (Note 5)	Ref (Note 5)	Pro Forma Combined
	For Year Ended
	December 31, 2021	December 31, 2021
	Nikola Corporation	Romeo Power
Revenues
Service revenues	$—	$4,413	$(2,588)	(A)	$1,825
Product revenues	—	12,391	(7,595)	(A)	4,796

Total revenues	$—	$16,804	$(10,183)		$6,621
Cost of revenues
Service cost	—	3,786	(2,203)	(A)	1,583
Product cost	—	34,366	(21,089)	(A)	13,301
			24	(C)

Total cost of revenues	$—	$38,152	$(23,268)		$14,884

Gross loss	—	(21,348)	13,085		(8,263)
Operating expenses
Research and development	292,951	15,260	12,972	(A)	321,282
			99	(C)
Selling, general, and administrative	400,575	80,687	19,575	(B)	500,823
			638	(C)
			(652)	(D)

Total operating expenses	$693,526	$95,947	$32,632		$822,105

Loss from operations	(693,526)	(117,295)	(19,547)		(830,368)
Other income (expense):
Interest expense, net	(481)	(44)	—		(525)
Revaluation of warrant liability	3,051	126,447	—		129,498
Gain from extinguishment of PPP loans	—	3,342	—		3,342
Other income, net	4,102	259	—		4,361

(Loss) income before income taxes and equity in net loss of affiliates	$(686,854)	$12,709	$(19,547)		$(693,692)
Income tax expense	4	7	—		11

(Loss) income before equity in net loss of affiliates	$(686,858)	$12,702	$(19,547)		$(693,703)
Equity in net loss affiliates	(3,580)	(2,671)	—		(6,251)

Net (loss) income	$(690,438)	$10,031	$(19,547)		$(699,954)

Net (loss) income per share:
Basic	$(1.73)	$0.08		Note 6	$(1.66)
Diluted	$(1.74)	$0.07		Note 6	$(1.67)
Weighted average shares outstanding:
Basic	398,655,081	132,023,930		Note 6	420,725,359
Diluted	398,784,392	135,340,962		Note 6	420,854,670

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(In thousands, except share and per share data)

	Historical
	For Year Ended
	December 31, 2022	December 31, 2022	Transaction Accounting Adjustments (Note 5)
	Nikola Corporation	Romeo Power		Ref	Pro Forma Combined
Revenues
Truck sales	$45,931	$—	$—		$45,931
Service and other	4,894	288	(51)	(A)	5,131
Product revenues	—	44,535	(39,612)	(A)	4,923

Total revenues	$50,825	$44,823	$(39,663)		$55,985
Cost of revenues
Truck sales	150,204	—	—		150,204
Service and other	5,378	232	(44)	(A)	5,566
Product cost	—	89,536	(52,541)	(A)	35,772
			(1,223)	(C)

Total cost of revenues	$155,582	$89,768	$(53,808)		$191,542
Gross loss	(104,757)	(44,945)	14,145		(135,557)
Operating expenses
Research and development	273,767	19,042	12,560	(A)	304,201
			(1,168)	(C)
Selling, general and administrative	370,154	61,477	(19,575)	(B)	405,572
			(6,452)	(C)
			(32)	(D)
Long-lived assets impairment charge	—	22,212	—		22,212
Acquisition of in-process research and development	—	35,402	—		35,402

Total operating expenses	$643,921	$138,133	$(14,667)		$767,387

Loss from operations	(748,678)	(183,078)	28,812		(902,944)
Other income (expense):
Interest expense, net	(17,740)	196	—		(17,544)
Revaluation of warrant liability	3,874	1,515	—		5,389
Equity method investment impairment charge	—	(25,000)	—		(25,000)
Other income (expense), net	(1,023)	(1,278)	—		(2,301)

Loss before income taxes and equity in net loss of affiliate	$(763,567)	$(207,645)	$28,812		$(942,400)
Income tax expense	6	—	—		6

Loss before equity in net loss of affiliates	$(763,573)	$(207,645)	$28,812		$(942,406)
Equity in net loss of affiliates	(20,665)	(271)	—		(20,936)

Net loss	$(784,238)	$(207,916)	$28,812		$(963,342)

Net loss per share:
Basic	$(1.78)	$(1.29)		Note 6	$(2.10)
Diluted	$(1.78)	$(1.29)		Note 6	$(2.10)
Weighted average shares outstanding:
Basic	441,800,499	160,643,218		Note 6	459,093,883
Diluted	441,800,499	160,643,218		Note 6	459,093,883

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information is presented to illustrate the pro forma effects of the merger. Nikola’s historical financial information is derived from Nikola’s audited consolidated statement of operations for the fiscal year ended December 31, 2021 and December 31, 2022, all of which were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

Romeo’s historical financial information is derived from Romeo’s audited consolidated statement of operations for the fiscal year ended December 31, 2021 and December 31, 2022, all of which were prepared in accordance with GAAP.

The unaudited pro forma condensed combined financial information is preliminary, presented solely for informational purposes and does not purport to represent what the combined statements of operations would have been had the merger been consummated for the periods or dates indicated, nor is it necessarily indicative of the combined company future consolidated results of operations. The actual results reported in periods following the merger may differ significantly from those reflected in these unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the pro forma adjustments and actual amounts, cost savings or associated costs to achieve such savings from operating efficiencies, synergies, debt refinancing, or other restructuring that may result from the merger, but for which are not reflected herein.

As part of preparing these unaudited pro forma condensed combined financial statements, management has recorded reclassifications of Romeo’s information to align Romeo and Nikola’s financial statement presentation. Based on its analysis, we did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information.

Note 2 – Description of the Business Combination

On July 30, 2022, Nikola entered into the Merger Agreement with the Purchaser and Romeo. The share consideration is an exchange of each outstanding share of common stock, par value $0.0001 per share, of Romeo (“Romeo common stock”) for 0.1186 of a share of common stock, $0.0001 par value per share, of Nikola (“Nikola common stock”), rounded down to the nearest whole number of shares of Nikola common stock (the “Exchange Ratio”). The following summarize the total share consideration:

Share Consideration

(in thousands, except per share amounts)
Nikola shares transferred at closing	22,070,228
Value per share	$3.06

Total Share Consideration	$67,535

Pursuant to the Merger Agreement, at the Closing Date, the merger consideration consists of the following terms:

(i) each share of Romeo common stock held as treasury stock or held or owned by Romeo, Nikola, the Purchaser or any subsidiary of Romeo immediately prior to the effective time was canceled and retired and ceased to exist, and no consideration was delivered in exchange therefor;

(ii) each share of Romeo common stock and Romeo preferred stock outstanding immediately prior to the effective time (other than shares of Romeo common stock and Romeo preferred stock held as treasury stock or held or owned by Romeo, Nikola, the Purchaser or any subsidiary of Romeo immediately prior to the completion of the merger) was converted solely into the right to receive a number of validly issued, fully paid and non-assessable shares of Nikola common stock equal to the Exchange Ratio;

(iii) each option to purchase shares of Romeo common stock that was outstanding and unexercised immediately prior to the effective time, whether under the Romeo 2020 Long-Term Incentive Plan (the “2020 Plan”), the Romeo 2016 Stock Plan (the “Predecessor Plan”), or otherwise and whether or not vested or exercisable, was cancelled and extinguished without the right to receive any consideration;

(iv) each Romeo restricted stock unit (“Romeo RSU”) and Romeo performance stock unit (“Romeo PSU”) that was outstanding and had not been settled immediately prior to the effective time, whether under the 2020 Plan, the Predecessor Plan, or otherwise and whether vested or unvested, was converted into and became Nikola’s restricted stock unit or performance stock unit, as applicable, which settled for shares of Nikola common stock. The number of shares of Nikola common stock subject to each Romeo RSU or Romeo PSU assumed by Nikola was determined by multiplying (a) the number of shares of Romeo common stock that were subject to such Romeo RSU or Romeo PSU, as in effect immediately prior to the effective time, by (b) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Nikola common stock; and

(v) each Romeo warrant that was outstanding and unexercised immediately prior to the completion of the merger was converted into and become warrants to purchase Nikola common stock determined by multiplying the number of shares of Romeo common stock that were subject to such Romeo warrant by the Exchange Ratio (with the per share exercise price for the Nikola common stock issuable upon exercise of each warrant assumed by Nikola determined by dividing the per share exercise price of Romeo common stock subject to such warrant by the Exchange Ratio), and Nikola assumes each such warrant in accordance with its terms.

In addition, on July 30, 2022 (“Loan Effective Date”), Nikola (in such capacity, the “Lender”) and Romeo (in such capacity, the “Borrower”) entered into a financing agreement (the “Financing Agreement”) that provides for a liquidity support senior secured debt facility in an aggregate principal amount of up to $30.0 million with (a) up to $15.0 million (limited to $5.0 million per month) to be advanced on a biweekly basis from the Loan Effective Date through October 30, 2022 and (b) up to $15.0 million, if necessary (limited to $5.0 million per month), to be advanced on a monthly basis through January 30, 2023. Pursuant to the Financing Agreement, loans under the facility may be made until in the earlier of (a) six months from the date of the execution and delivery of the Merger Agreement and the Financing Agreement and (b) the date of the termination of the Merger Agreement. All amounts outstanding under the facility will be due upon the earlier of (x) the date that is the six-month anniversary of the termination of the Merger Agreement and (y) June 30, 2023, which is the six-month anniversary of the End Date (as defined in the Merger Agreement), subject to acceleration upon the occurrence of certain events set forth in the Financing Agreement. Additionally, interest will be accrued based on the outstanding principal balance with an interest rate at the secured overnight financing rate also known as “SOFR”, plus 8.0%. Upon closing the merger, the Lender agreed to forgive and discharge the aggregate principal amount as such date and include it in the estimated purchase price. In addition, the Lender agreed to provide an incremental senior secured debt financing of up to $20.0 million to the Borrower, which may become available for borrowing on a dollar-for-dollar basis to cover the shortfall (if any) of actual increased liquidity of the Borrower, for battery packs to be purchased by the Lender through October 31, 2022. Through the Closing Date, the Lender has supported the operation of Romeo in the amount of approximately $27.9 million, representing (1) $12.5 million related to the senior secured debt facility, (2) $0.1 million related to accrued interest on the senior secured debt facility and (3) $15.3 million of a temporary short-term battery price increase. For accounting purposes, the $27.9 million in financing has been included in purchase consideration and reflected within the unaudited pro forma condensed combined financial information.

The purchase consideration in these unaudited pro forma condensed combined financial statements is preliminary. See Note 3 below for further details on the preliminary purchase consideration.

Note 3 – Preliminary Purchase Consideration

Subject to the terms and conditions set forth in the Merger Agreement, on the Closing Date, each vested Romeo RSU and Romeo PSU outstanding and that has not been settled immediately prior to the Closing Date, was converted into and settled for shares of Nikola common stock. The closing price of Nikola common stock on the Closing Date was $3.06.

Additionally, the Financing Agreement resulted in loan forgiveness of approximately $27.9 million added to the purchase price, representing (1) $12.5 million related to the senior secured debt facility, (2) $0.1 million related to accrued interest on the senior secured debt facility and (3) $15.3 million of a temporary battery pack delivery price.

Pursuant to the acquisition, $18.2 million of payables due to Romeo were forgiven and thus represented a reduction to the purchase price related to settlement of pre-existing relationships.

The purchase price is as follows:

Purchase Price Consideration

(in thousands, except per share amounts)
Number of shares of Nikola’s common stock issued	22,070,228
Share price on Closing Date	$3.06

Fair value of Share Consideration	67,535
Common stock	2
Additional paid-in capital	$67,533
Fair value of Share Consideration	$67,535
Settlement of pre-existing relationships in the form of loan forgiveness	27,923
Settlement of pre-existing relationships in the form of accounts payable	(18,216)
Fair value of outstanding stock compensation awards attributable to pre-combination services	1,345

Total Purchase Price Consideration	$78,587

Note 4 – Preliminary Purchase Price Allocation

The table below represents the preliminary purchase price allocation of Romeo’s net assets after evaluation of the estimates, assumptions, valuations and other analyses as of the Closing Date.

The total preliminary purchase consideration as shown in the table above (Note 3) is allocated to the tangible and intangible assets and liabilities of Romeo based on their fair values as of Closing Date.

Preliminary Pro Forma Purchase Price Allocation

(in thousands)
Assets acquired:
Cash and cash equivalents	$5,365
Accounts receivable, net	871
Inventory	26,079
Prepaid expenses and other current assets	2,572
Restricted cash and cash equivalents	1,500
Property, plant and equipment, net	16,802
Investment in affiliates	10,000
Prepayment - long-term supply agreement	44,835
Other assets	30,926

Total assets acquired	$138,950

Liabilities assumed:
Accounts payable	$20,214
Accrued expenses and other current liabilities	8,554
Debt and finance lease liabilities, current	1,525
Long-term debt and finance lease liabilities, net of current portion	1,611
Operating lease liabilities	22,187
Warrant liability	11
Other long-term liabilities	7,711

Total liabilities assumed	$61,813

Net assets acquired	$77,137

Purchase price	78,587
Goodwill	1,450

Goodwill represents the excess of the fair value of the preliminary purchase price over the underlying net assets acquired and liabilities assumed. This determination of goodwill is preliminary and is subject to change as additional analyses and evaluation is performed.

The determination of the final purchase price allocation will depend on a number of factors, which cannot be predicted with any certainty at this time. The final quantification of the underlying valuations may change materially based on the receipt of more detailed information; therefore, the actual allocations may differ from the pro forma amounts presented. Additionally, changes to the fair value of the net assets acquired could result in the recognition of bargain purchase gain instead of a goodwill.

Note 5 – Transaction Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2022 and for the Year Ended December 31, 2021

Adjustments in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 and for the year ended December 31, 2021 are represented by the following:

(A) Elimination of Related Party Balances

Represents an adjustment to eliminate the total revenue and costs for both services and products, totaling $39.7 million and $52.6 million, respectively, for the year ended December 31, 2022, and $10.2 million and $23.3 million, respectively, for the year ended December 31, 2021, attributed to Romeo’s products and services sold to Nikola in connection with the supply agreement dated August 28, 2020 under which Romeo supplies certain automotive-grade products and the necessary battery management software to Nikola. In addition, an adjustment to research and development expense resulted in an increase of $12.6 million and $13.0 million, for the year ended December 31, 2022 and for the year ended December 31, 2021, respectively. This adjustment reflects costs of services and products produced by Romeo and provided to Nikola that would have been recognized as research and development on a combined basis as they were incurred prior to Nikola’s start of production.

(B) Transaction Costs

Represents a reduction in non-recurring acquisition-related costs directly attributable to the acquisition of $19.6 million incurred by Nikola and Romeo and recognized to selling, general and administrative for the year ended December 31, 2022 and a corresponding increase in the year ended December 31, 2021.

(C) Stock-Based Compensation

Reflects the cancellation of Romeo’s outstanding and unexercised stock options immediately prior to the Closing Date which results in an acceleration of the related unrecognized compensation expense as of the Closing Date. This adjustment is recorded as a decrease of $0.1 million and an increase of $0.9 million of the total compensation expense related to Romeo’s stock options, for the year ended December 31, 2022 and for the year ended December 31, 2021, respectively, allocated to product costs, research and development, and selling, general and administrative, consistent with Nikola’s expense allocation method for share-based compensation.

In addition, the adjustment reflects the replacement of outstanding and unvested Romeo RSUs and Romeo PSUs immediately prior to the Closing Date, with Nikola’s common stock as adjusted for the Exchange Ratio. The pro forma statements include a decrease of $8.7 million and a decrease of $0.1 million in compensation expense for the year ended December 31, 2022 and for the year ended December 31, 2021, respectively, related to the fair value adjustment of the replaced Romeo RSUs and Romeo PSUs as of the Closing Date. The adjustments were allocated to product costs, research and development, and selling, general and administrative, consistent with Nikola’s expense allocation method for share-based compensation.

(D) Lease Remeasurement

Represents an adjustment of $0.1 million and $0.7 million for the year ended December 31, 2022 and for the year ended December 31, 2021, respectively, to selling, general and administrative to reflect the decrease to right-of-use asset amortization and depreciation expense with the remeasurement of operating and finance lease right-of-use assets, respectively, in accordance with purchase accounting.

Note 6 – Net Loss per Share

Net loss per share is calculated based on the weighted average of Nikola common stock outstanding and the issuance of additional shares in connection with the merger, assuming the shares were outstanding since January 1, 2021. As the merger is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issuable relating to the merger have been outstanding for the entire periods presented. The diluted EPS calculation excludes Nikola private placement warrants and Romeo private placement warrants and legacy warrants when their effect is anti-dilutive.

The unaudited pro forma condensed combined financial information has been prepared for the year ended December 31, 2021 and the year ended December 31, 2022:

Loss Per Share

(in thousands, except share and per share data)	For the 12 months ending December 31, 2021	For the 12 months ending December 31, 2022
Pro forma weighted-average shares outstanding (Basic)
Historical weighted-average shares outstanding	398,655,081	459,093,883
Number of shares of Nikola’s common stock issued at Closing Date	22,070,228	—

Pro forma basic weighted-average shares outstanding	420,725,309	459,093,883
Pro forma weighted-average shares outstanding (Diluted)
Historical weighted-average shares outstanding	398,655,081	459,093,883
Number of shares of Nikola’s common stock issued at Closing Date	22,070,228	—
Dilutive effect of common stock issuable from the assumed exercise of warrants	129,311	—

Pro forma diluted weighted-average shares outstanding	420,854,620	459,093,883
Pro forma loss per share
Pro forma net loss, basic	$(699,954)	$(963,342)
Pro forma net loss, dilutive	(703,005)	(963,342)
Pro forma basic loss per share	(1.66)	(2.10)
Pro forma diluted loss per share	(1.67)	(2.10)